EXHIBIT 3.1

                    CERTIFICATE OF DESIGNATION OF SERIES A-1
                       5.5% CONVERTIBLE PREFERRED STOCK OF
                    INNOVATIVE GAMING CORPORATION OF AMERICA

                         _____________________________

                       Pursuant to Section 302A.401 of the
               Business Corporation Act of the State of Minnesota
                         _____________________________


     Innovative Gaming Corporation of America, a corporation organized and existing under the Business Corporation Act of the State of Minnesota (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation, effective August 20, 2002, pursuant to authority of the Board of Directors as required by Section 302A.401, Subdivision 3 of the Minnesota Business Corporation Act:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board"), and in accordance with the provisions of the Corporation's articles of incorporation, the Board hereby authorizes a series of the Corporation's preferred stock, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

     Series A-1 5.5% Convertible Preferred Stock:

                                   ARTICLE 1
                                  DEFINITIONS

     The terms defined in this Article whenever used in this Certificate of Designation have the following respective meanings:

     (a) "Additional Shares" shall mean any Common Shares issued (or deemed to have been issued pursuant to Section 6.4(d)) by the Corporation after the date of this Certificate of Designation, other than Common Shares issued (or deemed to have been issued) in an Excluded Issuance.

     (b) "Bankruptcy Code" means 11 U.S.C. Section 101 et seq.

     (c) "Business Day" means a day other than Saturday, Sunday, or any day on which banks located in the State of Nevada are authorized or obligated to close.

     (d) "Capital Shares" means the Common Shares and any other shares of any other class or series of common stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation, or winding up) of the Corporation.

     (e) "Common Shares" or "Common Stock" means shares of common stock, par value $0.01 per share, of the Corporation.


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     (f) "Conversion Shares" means the Common Shares issuable upon conversion of the Series A-1 Preferred Stock or securities of any other class or series issuable upon conversion of the Series A-1 Preferred Stock as provided in this Certificate of Designation, whether now or hereafter created and however designated.

     (g) "Conversion Date" means any day on which all or any portion of shares of the Series A-1 Preferred Stock is converted in accordance with the provisions hereof.

     (h) "Conversion Notice" means a written notice of conversion substantially in the form annexed hereto as Annex A.

     (i) "Conversion Price" shall have the meaning set forth in Section 6.1.

     (j) "Convertible Notes" means up to $5,000,000 aggregate principal amount of Convertible Promissory Notes that may be issued by the Corporation and that are convertible by their terms into an aggregate of up to 5,000 shares of Series A-1 Preferred Stock.

     (k) "Corporation" means Innovative Gaming Corporation of America, a Minnesota corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

     (l) "Dissenting Holders" shall have the meaning set forth in Article 8.

     (m) "Dividend Period" means the quarterly period commencing on and including the Issue Date or, if a dividend has previously been paid, the day after the immediately preceding Dividend Payment Due Date and ending on and including the immediately subsequent Dividend Payment Due Date.

     (n) "Dividend Payment Due Date" means March 31, June 30, September 30 and December 31 of each calendar year.

     (o) "Dividend Rate" means five and one-half percent (5.5%) per annum, computed on the basis of a 360-day year.

     (p) "Excluded Issuance" means (i) the issuance of shares of Series A-1 5.5% Convertible Preferred Stock, (ii) the issuance of Conversion Shares on conversion of the Preferred Shares, (iii) the issuance of up to 17,367,652 shares of Common Stock (appropriately adjusted for any subdivision, split, combination or reverse split with respect to the Common Stock or declaration of any dividend payable in Common Stock) upon the exercise of options and warrants outstanding on the date hereof, (iv) the grant of options to purchase up to 59,690,722 shares of Common Stock (appropriately adjusted for any subdivision, split, combination or reverse split with respect to the Common Stock or declaration of any dividend payable in Common Stock) under the Corporation's 2002 stock option plan and the issuance of shares of Common Stock on the exercise of such options and (v) the issuance of: (A) 1,428,571 shares of Common Stock upon the conversion of the shares of Series E Convertible Preferred Stock outstanding as of the date of this Certificate of Designation, (B) 9,523,810 shares of Common Stock upon the conversion of the shares of Series F Convertible


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Preferred Stock  outstanding as of the date of this  Certificate of Designation,
(C) 13,540,000 shares of Common Stock upon the conversion of the shares of Series K Convertible Preferred Stock outstanding as of the date of this Certificate of Designation and (D) 4,062,500 shares of Common Stock upon the conversion of convertible debt securities outstanding as of the date of this Certificate of Designation.

     (q)  "Fundamental  Corporate  Change"  shall have the  meaning set forth in
Section 5(b).

     (r) "Holder" means the holder of the Series A-1 Preferred Stock, any successor thereto, or any Person or Persons to whom the Series A-1 Preferred Stock is subsequently transferred in accordance with the provisions hereof.

     (s) "Issue Date" means, as to any share of Series A-1 Preferred Stock, the date of issuance of such share. With respect to the calculation described under
Section 6.5(c), "Issue Date" shall mean the date of the first issuance of shares of Series A-1 Preferred Stock.

     (t) "Junior Securities" means the Common Stock and any other class or series of capital stock of the Corporation whether now existing or hereafter created, except for Series E Preferred Stock, Series F Preferred Stock, and Series K Preferred Stock.

     (u) "Liquidation Event" shall have the meaning set forth in Article 5.

     (v) "Liquidation Preference" shall mean, with respect to each share of the Series A-1 Preferred Stock, an amount equal to the sum of (i) the Stated Value thereof, plus (ii) the aggregate of all accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment) on such share of Series A-1 Preferred Stock.

     (w) "Outstanding" when used with reference to Common Shares or Capital Shares (collectively, "Shares"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed "Outstanding" for purposes hereof.

     (x) "Person" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

     (y) "SEC" means the United States Securities and Exchange Commission.

     (z) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as in effect at the time.

     (aa) "Senior Securities" shall have the meaning set forth in Article 3.

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     (bb)  "Series E Preferred  Shares" or "Series E Preferred  Stock" means the shares of the Series E 6% Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

     (cc) "Series F Preferred Shares" or "Series F Preferred Stock" means the shares of the Series F 6% Convertible Preferred Stock, par value $0.01 per share, of the Corporation. (dd) "Series K Preferred Shares" or "Series K
Preferred Stock" means the shares of the Series K 7% Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

     (ee) "Stated Value" has the meaning set forth in Article 2.

     (ff) "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

     All references to "cash" or "$" herein means currency of the United States of America.

                                   ARTICLE 2
                             DESIGNATION AND AMOUNT

     The designation of this series, which consists of 5,000 shares of Preferred Stock, is Series A-1 5.5% Convertible Preferred Stock (the "Series A-1 Preferred Stock"), with a par value of $0.01 per share, and with a stated value of $1,000.00 per share (the "Stated Value").

                                   ARTICLE 3
                                      RANK

                  The Series A-1 Preferred Stock shall rank (i) junior to the Series E Preferred Stock, Series F Preferred Stock and Series K Preferred Stock (collectively, the "Senior Securities"), and (ii) senior to the Junior Securities.
ARTICLE 4
                                    DIVIDENDS

          (a) (i) The Holder shall be entitled to receive dividends when, as, and if declared by the Board, out of funds legally available for the payment of dividends, at the Dividend Rate on the Stated Value of each share of Series A-1 Preferred Stock on and as of each Dividend Payment Due Date with respect to each Dividend Period. Dividends on the Series A-1 Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under any outstanding indebtedness or borrowings of the Corporation or any of its Subsidiaries, or any other contractual provision binding on the Corporation


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     or any of its Subsidiaries, and whether or not there shall be funds legally available for the payment thereof.

          (ii) Each dividend shall be payable in equal quarterly amounts on each Dividend Payment Due Date, commencing March 31, 2003, to the Holders of record of shares of the Series A-1 Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the record date, which shall be the date 15 days prior to the Dividend Payment Due Date. Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Due Date, to Holders of record on the date, not more than 15 days preceding the payment date thereof, as may be fixed by the Board.

     (b) Except as provided in Section 4(e), the Holder shall not be entitled to any dividends in excess of the cumulative dividends, as herein provided, on the Series A-1 Preferred Stock.

     (c) So long as any shares of the Senior Securities are outstanding, no dividends shall be declared or paid or set apart for payment on the Series A-1 Preferred Stock for any period unless full cumulative dividends required to be paid have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Senior Securities for all Dividend Periods ending on or prior to the date of payment of the dividend on such class or series of Series A-1 Preferred Stock.

     (d) So long as any shares of the Series A-1 Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased, or otherwise acquired (other than a redemption, purchase, or other acquisition of shares of Common Stock approved in good faith by the Corporation's Board of Directors in advance of such redemption, purchase or other acquisition for purposes of an employee incentive or benefit plan (including a stock option plan) of the Corporation or any subsidiary) (all such dividends, distributions, redemptions, or purchases being hereinafter referred to as a "Junior Securities Distribution"), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless in each case (i) the full cumulative dividends required to be paid in cash on all outstanding shares of the Senior Securities and Series A-1 Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A-1 Preferred Stock and all past dividend periods with respect to the Senior Securities and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A-1 Preferred Stock and the current dividend period with respect to the Senior Securities.

     (e) If the Corporation shall at any time or from time to time after the Issue Date declare, order, pay, or make a dividend or other distribution (including without limitation any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spin-off) on shares of its Common Stock, then, and in each such case, in addition to the dividend obligation of


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the  Corporation  specified in paragraph (a) of this Article 4, the  Corporation shall declare, order, pay, and make the same dividend or distribution to each Holder of Series A-1 Preferred Stock as would have been made with respect to the number of Common Shares the Holder would have received had it converted all of
its  Series  A-1  Preferred  Shares   immediately  prior  to  such  dividend  or
distribution.

                                   ARTICLE 5
             LIQUIDATION PREFERENCE; MERGERS, CONSOLIDATIONS, ETC.

     (a) If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency, or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency, or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 30 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve, or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation except the Senior Securities upon liquidation, dissolution, or winding up unless prior thereto, the holders of shares of Series A-1 Preferred Stock, subject to this Article 5, shall have received the Liquidation Preference with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Holders of Series A-1 Preferred Stock shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

     (b) In case the Corporation shall reclassify its capital stock, consolidate or merge with or into another Person, sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person, or effectuate a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (each, a "Fundamental Corporate Change"), then such Fundamental Corporate Change shall be deemed to be a liquidation, dissolution, or winding up of the Corporation pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to, such Fundamental Corporate Change an amount equal to the Liquidation Preference with respect to each outstanding share of Series A-1 Preferred Stock; provided that the Holders of the Series A-1 Preferred Stock may, by a vote of 75% of the shares of Series A-1 Preferred Stock Outstanding, elect in lieu of such treatment either (x) to receive for each share of Series A-1 Preferred Stock that number of shares of common stock


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of the successor or acquiring  corporation or of the  Corporation,  if it is the surviving corporation, and other property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Common Stock into which such Series A-1 Preferred Stock may be converted immediately prior to such Fundamental Corporate Change or (y) to require the Corporation, or such successor, resulting or purchasing corporation, as the case may be, to, without benefit of any additional consideration therefor, execute and deliver to each Holder of Series A-1 Preferred Stock shares of its preferred stock with substantially identical rights, preferences, privileges, powers, restrictions and other terms as the Series A-1 Preferred Stock equal to the number of shares of Series A-1 Preferred Stock held by each such Holder immediately prior to such Fundamental Corporate Change. The foregoing provisions of this Section 5(b) shall similarly apply to successive Fundamental Corporate Changes.

                                   ARTICLE 6
                         CONVERSION OF PREFERRED STOCK

     Section 6.1 Conversion Right

     At the option of the Holder, the shares of Series A-1 Preferred Stock may be converted, either in whole or in part, into fully paid and nonassessable Common Shares at any time and from time to time following the Issue Date. The number of Common Shares issuable upon conversion of a share of Series A-1 Preferred Stock shall be equal to $1,000 divided by the conversion price then in effect (the "Conversion Price"). The Conversion Price shall initially be $.0295, but shall be subject to adjustment from time to time as hereinafter provided.

     Section 6.2 Exercise of Conversion Privilege

     (a) Conversion rights with respect to the Series A-1 Preferred Stock may be exercised, in whole or in part, by the Holder by faxing or electronically transmitting an executed and completed Conversion Notice to the Corporation. The Conversion Notice shall state the name or names (with addresses) of the Person(s) who are to become the holders of the Conversion Shares in connection with such conversion. Each date on which a Conversion Notice is transmitted to the Corporation in accordance with the provisions of this Section 6.2 shall constitute a Conversion Date. Each conversion shall be deemed to have been effected at the time at which the Conversion Notice is received by the Corporation and from and after such time the rights of the Holder of the shares of Series A-1 Preferred Stock subject to the Conversion Notice, as such, shall cease (subject to such Holder's right to receive payment for accrued and unpaid dividends as described below and any fractional share) and the Person(s) in whose name(s) the Conversion Shares shall be issuable shall be deemed to have become the holder(s) of record of such Common Shares and all voting and other rights associated with the beneficial ownership of such Common Shares shall vest with such Person(s). The Holder shall deliver the shares of Series A-1 Preferred Stock to the Corporation by overnight courier within 15 days following the date on which the Conversion Notice has been transmitted to the Corporation. Upon surrender for conversion, the Series A-1 Preferred Stock shall be accompanied by a proper assignment thereof to the Corporation or be endorsed in blank. As


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promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than 15 days after the Corporation's receipt of the certificates representing the Series A-1 Preferred Stock to be converted, the Corporation shall (i) issue the Conversion Shares in accordance with the provisions of this Article 6 and (ii) cause to be delivered by overnight courier to the Holder (x) a certificate or certificates representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (y) a certificate or certificates representing any shares of Series A-1 Preferred Stock surrendered that were not converted and (z) cash in the amount of accrued and unpaid dividends on the shares of Series A-1 Preferred Stock so converted as of the Conversion Date. The Conversion Notice shall constitute a contract between the Holder and the Corporation, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion.

     (b) The Holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under the Bankruptcy Code. In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. ss. 362 in respect of the Holder's conversion privilege and in respect of the conversion of the Series A-1 Preferred Stock. The Corporation agrees, without cost or expense to the Holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. ss. 362.

     Section 6.3 Fractional Shares

     No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of the Series A-1 Preferred Stock. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of the Series A-1 Preferred Stock (after aggregating all shares of Series A-1 Preferred Stock to be converted at that time by the Holder), the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the amount computed by dividing 1,000 by the number of Common Shares then issuable upon conversion of a single share of Series A-1 Preferred Stock. Whether or not fractional shares are issuable upon conversion shall be determined on the basis of the total number of shares of Series A-1 Preferred Stock the Holder is at the time converting into Common Shares and the number of Common Shares issuable upon such aggregate conversion. No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the Holder.

     Section 6.4 Adjustments to Conversion Price

     (a) If the Corporation issues any Additional Shares for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Shares, then the Conversion Price shall be reduced, concurrently with such issuance, to an adjusted Conversion Price equal to the consideration received by the Corporation per Additional Share in such issuance.

     (b) In the case of the issuance of Additional Shares for cash, the consideration shall be deemed to be the amount of cash paid to purchase such Additional Shares before deducting any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with its issuance and sale.


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     (c) In the case of the issuance of Additional  Shares for  consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be its fair value as reasonably determined by the Board of Directors in good faith irrespective of any accounting treatment.

     (d) In the case of the issuance of options to purchase or rights to subscribe for Common Shares, securities by their terms convertible into or exchangeable for Common Shares, or options to purchase or rights to subscribe for such convertible or exchangeable securities (which options, rights, convertible or exchangeable securities are not excluded from the definition of Additional Shares), the following provisions shall apply:

          (i) the aggregate maximum number of Common Shares deliverable upon exercise of such options to purchase or rights to subscribe for Common Shares shall be deemed to have been issued at the time such options or rights were issued for a consideration equal to the consideration (determined in the manner provided in subsections (b) and (c) above) received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Shares covered thereby, but no further adjustment to the Conversion Price shall be made for the actual issuance of Common Shares upon the exercise of such options or rights in accordance with their terms;

          (ii) the aggregate maximum number of shares of Common Shares deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration received by the corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections (b) and (c) above), but no further adjustment to the Conversion Price shall be made for the actual issuance of Common Shares upon the conversion or exchange of such securities in accordance with their terms;

          (iii) if such options, rights or convertible or exchangeable securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of Common Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such increase or decrease becoming effective, be recomputed to reflect such increase or decrease with respect to such options, rights and securities not already exercised, converted or exchanged prior to such increase or decrease becoming effective, but no further adjustment to the Conversion Price shall be made for the actual issuance of Common Shares upon the exercise of any such options or rights or the conversion or exchange of such securities in accordance with their terms;

          (iv) upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall promptly be readjusted to such Conversion Price as would have resulted had the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Shares actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; and

          (v) if any such options or rights shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such options or rights by the parties thereto, such options or rights shall be deemed to have been issued for such consideration as is determined in good faith by the Board of Directors.

     (e) In case the Corporation shall at any time subdivide, split, combine or reverse split its outstanding Common Stock into a greater or lesser number of shares, or declare any dividend payable in Common Stock, the Conversion Price in effect immediately prior to such subdivision, split, combination or reverse split, or dividend, shall be proportionately adjusted.

     (f) Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give notice thereof, to the Holders, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, as applicable, in the number of shares receivable upon the conversion of Series A-1 Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     Section 6.5 Certain Conversion Limitations

     The Holder shall not have the right, and the Corporation shall not have the obligation, to convert all or any portion of the Series A-1 Preferred Stock if and to the extent that the issuance to the Holder of shares of Common Stock upon such conversion would result in the Holder being deemed the "beneficial owner" of more than 4.9% of the then Outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a Holder from being deemed the beneficial owner of more than 4.9% of the then Outstanding shares of Common Stock, then the Corporation shall redeem so many of such Holder's shares (the "Redemption Shares") of Series A-1 Preferred Stock as are necessary to cause such Holder to be deemed the beneficial owner of not more than 4.9% of the then Outstanding shares of Common Stock. Upon such determination by a court of competent jurisdiction, the Redemption Shares shall immediately and without further action be deemed returned to the status of authorized and unissued shares of the Corporation without designation as to class or series, and the Holder shall have no interest in or rights under such Redemption Shares other than the right to receive the redemption price therefor. Any and all dividends paid on or prior to the date of such determination shall be deemed dividends paid on the remaining shares of Series A-1 Preferred Stock held by the Holder. Promptly following the effective date of such determination, and in no event more than 15 days thereafter, the Corporation shall cause to be delivered by overnight courier to the Holder the redemption price for the Redemption Shares. The redemption price for the Redemption Shares shall be cash equal to the greater of (i) the sum of (A) the Stated Value of the Redemption Shares plus (B) any accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment) to the date of such redemption and (ii) the amount that the corporation would pay to redeem the number of shares of Common Stock into which the Redemption Shares are convertible on the date of the redemption if the redemption were a redemption of shares of Common Stock pursuant to Article 8 of the corporation's Articles of Incorporation (or any successor to such Article).

                                   ARTICLE 7
                   VOTING RIGHTS AND RIGHTS TO ELECT DIRECTORS

     The Holders of the Series A-1 Preferred Stock shall have no voting power, except as otherwise provided by the Business Corporation Act of the State of Minnesota (the "MBCA"), in this Article 7, and in Article 8 below.

     Notwithstanding the above, the Corporation shall provide each Holder of Series A-1 Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase, or otherwise acquire (including by way of merger, consolidation, or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed liquidation, dissolution, or winding up of the Corporation, the Corporation shall mail a notice to each Holder, at least 30 days prior to the record date or the date of the consummation of the transaction or event (whichever is earlier) on which any such action is to be taken for the purpose of such dividend, distribution, right, or other event, and a brief statement regarding the amount and character of such dividend, distribution, right, or other event to the extent known at such time.

     To the extent that under the MBCA the vote of the Holders of the Series A-1 Preferred Stock, voting separately as a class or series, is required to authorize a given action of the Corporation, the affirmative vote or written consent of at least 75% of the Outstanding shares of Series A-1 Preferred Stock, shall constitute the approval of such action by the class. To the extent that under the MBCA holders of the Series A-1 Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A-1 Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series A-1 Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the MBCA.

                                   ARTICLE 8
                             PROTECTIVE PROVISIONS

     From the date on which any shares of Series A-1 Preferred Stock are issued until such time as 75% of the shares of Series A-1 Preferred Stock issued and issuable with respect to all Convertible Notes issued by the Corporation through the date of such determination (assuming conversion into shares of Series A-1 Preferred Stock of all then outstanding principal under all then outstanding Convertible Notes) have been converted into Common Stock, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holders of at least 75% of the then Outstanding shares of Series A-1 Preferred
Stock:

     (a) alter or change the rights, preferences, or privileges of the Series A-1 Preferred Stock;

     (b) alter or change the rights, preferences, or privileges of any class or series of capital stock so as to adversely affect the Series A-1 Preferred Stock;

     (c) create any new class or series of capital stock ranking on parity with or having a preference over the Series A-1 Preferred Stock with respect to the payment of dividends and distributions or the distribution of assets upon liquidation, dissolution, or winding up of the Corporation;

     (d) amend the Corporation's Articles of Incorporation or Bylaws;

     (e) (i) sell, lease, license (on an exclusive basis) or otherwise dispose, in one or a series of related transactions, of all or substantially all of the assets of the Corporation, (ii) consolidate with or merge into any other corporation or entity, (iii) permit any other corporation or entity to consolidate or merge into the Corporation or (iv) enter into any other transaction that results (in the case of (ii), (iii) or (iv)) in the stockholders of the Corporation immediately prior to the transaction owning less than 50% of the voting power of the surviving entity immediately after the transaction;

     (f) take any action that constitutes or results in the liquidation, dissolution or winding up of the Corporation;

     (g) reincorporate or recapitalize the Corporation;

     (h) issue any equity or debt securities of the Corporation or rights to acquire any equity or debt securities of the Corporation (other than (x) securities issued in an Excluded Issuance, (y) the issuance, to the holders of shares of the Corporation's Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series K Convertible Preferred Stock outstanding as of the date of this Certificate of Designation, of shares of Common Stock in lieu of the payment of cash dividends that have become due and payable and (z) securities issued as contemplated by subsection (i) below);

     (i) create any indebtedness for borrowed money (other than (i) borrowings in the ordinary course of business under the Corporation's relationships with New Horizon Capital and/or PDS Gaming Corporation as in existence on August 1,

2002 and (ii) additional borrowings not to exceed $500,000 in the aggregate at any given time); provided that notwithstanding anything to the contrary in subsection (h) or this subsection (i), the Corporation shall not be required to obtain the approval of the Holders pursuant to this Article 8 prior to borrowing money or issuing any equity securities or securities exchangeable for, exercisable for or convertible into equity securities of the Corporation if the Corporation's Board unanimously determines in good faith, following consultation with outside counsel for the Corporation, that either (x) any delay in acquiring such approval or (y) abiding by the withholding of such approval would constitute a breach of its fiduciary duties to the Corporation's shareholders under applicable law; provided, however, that in such case the Corporation shall comply with any then-applicable contractual rights of first offer in connection with such borrowing or security sale;

     (j) increase the authorized number of shares of Series A-1 Preferred Stock; or

     (k) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the Holders of shares of the Series A-1 Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     In the event Holders of at least 75% of the then outstanding shares of Series A-1 Preferred Stock agree to allow the Corporation to take any action covered by one or more of subsections (a), (b) or (c) above, then the Corporation will deliver notice of such action to the Holders of the Series A-1 Preferred Stock that did not agree to such action (the "Dissenting Holders") and Dissenting Holders shall have the right, until the later of (i) the date 30 days after the date of the Holder's receipt of such notice or (ii) the date on which such action is effective, to convert, pursuant to the terms of this Certificate of Designation as in effect prior to such action, after which time they shall hold their shares of Series A-1 Preferred Stock subject to the effect of such action.

                                   ARTICLE 9
                                 MISCELLANEOUS

     Section 9.1 Loss, Theft, Destruction of Preferred Stock

     Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction, or mutilation of shares of Series A-1 Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A-1 Preferred Stock, the Corporation shall make, issue, and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series A-1 Preferred Stock, new shares of Series A-1 Preferred Stock of like tenor. The Series A-1 Preferred Stock shall be held and owned upon the express condition that the provisions of this Section
9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series A-1 Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

     Section 9.2 Who Deemed Absolute Owner

     The Corporation may deem the Person in whose name the Series A-1 Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A-1 Preferred Stock for the purpose of receiving payment of dividends on the Series A-1 Preferred Stock, for the conversion of the Series A-1 Preferred Stock, and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series A-1 Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

     Section 9.3 Notice of Fundamental Corporate Change

     In the case of the occurrence of any Fundamental Corporate Change described in Section 5(b), the Corporation shall cause to be mailed to the Holder of the Series A-1 Preferred Stock at its last address as it appears in the
Corporation's security registry, at least 20 days prior to the applicable record, effective or expiration date specified in connection therewith (or, if such 20 days notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice stating (x) the date on which a record is to be taken for the purpose of such corporate action, or if a record is not to be taken, the date as of which the Holders of record of Series A-1 Preferred Stock to be entitled to any dividend, distribution, issuance, or granting of rights, options, or warrants are to be determined or the date on which such Fundamental Corporate Change is expected to become effective, and (y) the date as of which it is expected that Holders of record of Series A-1 Preferred Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such Fundamental Corporate Change.

     Section 9.4 Stock-Transfer Register

     The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series A-1 Preferred Stock. Upon any transfer of the Series A-1 Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series A-1 Preferred Stock register.

     Section 9.5 Withholding

     To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A-1 Preferred Stock.

     Section 9.6 Headings

     The  headings  of  the  Articles  and  Sections  of  this   Certificate  of
Designation are inserted for convenience only and shall not affect the interpretation of the terms and provisions of this Certificate of Designation.

Section 9.7       Severability

     If any provision of this  Certificate of  Designation,  or the  application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Section 9.8 Status of Shares Upon Retirement

     Shares of Series A-1 Preferred Stock that are acquired or redeemed by the corporation or converted into Common Shares shall return to the status of authorized and unissued shares of the corporation without designation as to class or series. Upon the acquisition or redemption by the corporation or the conversion of all Outstanding shares of Series A-1 Preferred Stock, all provisions of this Certificate of Designation shall cease to be of further effect.

     Section 9.9 No Impairment

     The Corporation will not, by amendment of this Certificate of Designation or its Articles of Incorporation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A-1 Preferred Stock against impairment.

Section 9.10      Reservation of Conversion Shares

     The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of effecting the conversion of the Series A-1 Preferred Stock, such number of its shares as shall from time to time be sufficient to effect the conversion of all Outstanding shares of Series A-1 Preferred Stock; and if at any time the number of authorized but unissued shares of capital stock shall not be sufficient to effect the conversion of all then Outstanding shares of Series A-1 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of capital stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Designation or the Corporation's Articles of Incorporation.

     Section 9.11 Payment of Taxes

     The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Conversion Shares upon conversion of shares of Series A-1 Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Conversion Shares in a name other than that in which the shares of Series A-1 Preferred Stock so converted were registered.

                             Signature Page Follows

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by a duly authorized officer on August 21, 2002.


                                INNOVATIVE GAMING CORPORATION OF AMERICA



                                By:     ________________________________
                                Name:   Laus M. Abdo
                                Title:  President, Chief Executive Officer and
                                        Chief Financial Officer

                                                                         ANNEX A

                            FORM OF CONVERSION NOTICE

             TO:  Innovative Gaming Corporation of America
                  333 Orville Wright Court
                  Las Vegas, NV  89119

     The undersigned owner of this Series A-1 5.5% Convertible Preferred Stock (the "Series A-1 Preferred Stock") issued by Innovative Gaming Corporation of America (the "Corporation") hereby irrevocably exercises its option to convert __________ shares of the Series A-1 Preferred Stock into shares of the common stock, par value $0.01 per share (the "Common Stock"), of the Corporation in accordance with the terms of the Certificate of Designation. The undersigned hereby represents that after giving effect to the conversion requested hereby, the undersigned will not be the beneficial holder of more than 4.9% of the voting securities of the Corporation. The undersigned hereby instructs the Corporation to convert the number of shares of the Series A-1 Preferred Stock specified above into Conversion Shares in accordance with the provisions of
Article 6 of the Certificate of Designation. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion, the Series A-1 Preferred Stock recertificated, if any, not being surrendered for conversion hereby, together with any check in payment for accrued but unpaid dividends as required by the Certificate of Designation and fractional shares of Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate of Designation. So long as the Series A-1 Preferred Stock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected on the date the Corporation receives this Conversion Notice and from and after such time the rights of the Holder of the shares of Series A-1 Preferred Stock subject to this Conversion Notice, as such, shall cease (subject to such Holder's right to receive payment for accrued and unpaid dividends and any fractional share) and the Person(s) in whose name(s) the Conversion Shares shall be issuable shall be deemed to have become the holder(s) of record of such Common Shares and all voting and other rights associated with the beneficial ownership of such Common Shares shall vest with such Person or Persons.

Date and Time:
               __________________________


                                          ______________________________________
                                                          Signature

Fill in for registration of Series A-1 Preferred Stock:



________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
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